Exhibit 99.1

CorEnergy Announces Business Update and Reduces Dividend Outlook

KANSAS CITY, Mo. - April 13, 2020 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") today announced that Cox Oil has provided notification of its intent to suspend payment of rent, beginning with the April payment, on the Grand Isle Gathering System (GIGS) owned by CorEnergy. Cox attributed the decision to its plan to shut in production on all of its wells in the Gulf of Mexico due to the reduction in the price of oil in the current global economic and health crisis.

Dave Schulte, Chief Executive Officer, said, “We are in discussions with Cox regarding their plans while also taking steps to protect CorEnergy’s interests under the lease on behalf of our stockholders. Rent continues to accrue whether or not oil is being shipped."

Commenting on dividend paying capacity, Schulte said, “We continue to closely monitor the challenging market conditions for potential impact to our upstream producer tenants. Ultra Petroleum delayed the filing of its most current 10-K and disclosed that it is presently in discussion with its lenders. Based upon the adverse impact of current market conditions on our material tenants, we expect to recommend to the board a reduction in the next quarterly common stock dividend to $0.05. At such time as rent is received, we will consider various means of returning capital to our stockholders, including resuming payment of a dividend consistent with prudent coverage ratios. The Company intends to comply with the REIT taxable income distribution requirements. We anticipate recommending declaration of the regular quarterly cash dividend for the first quarter on the Company’s Series A Preferred Stock.”

Schulte continued, “Our balance sheet is strong, with approximately $119 million in cash as of March 31, over 5 years remaining until the maturity of our convertible bonds, and manageable amortization and near-term maturities of secured debt. We believe preserving liquidity while addressing these near-term challenges will allow us to maximize the long-term value of our assets for our stockholders, including consideration of potential new investments.”

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705 | Fax:816-875-5875 | corenergy.reit

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705 | Fax:816-875-5875 | corenergy.reit